Exhibit 99.1

CANTERBURY PARK

1100 Canterbury Road

Shakopee, MN 55379

Halstrom Returns To Canterbury Park As VP of Racing

For Immediate Release:

Monday, September 9, 2013

Contact:	Jeff Maday Media Relations Manager (952) 496-6408 jmaday@canterburypark.com

Shakopee, MN ― Canterbury Park officials announced today that Eric Halstrom is returning to the Shakopee, MN racetrack as Vice President of Racing Operations. Halstrom was employed at Canterbury for 10 years from 1997 through 2008 before accepting a position at Fair Grounds Race Course and Slots.

Halstrom, 44, served as Vice President and General Manager of Racing for the New Orleans racetrack since 2008. His resignation from Fair Grounds, owned by Churchill Downs Incorporated, is effective Oct. 1. He will begin his duties at Canterbury Park Oct. 15.

“We are thrilled and fortunate to have Eric back,” Canterbury Park CEO Randy Sampson said. “He is a proven leader with more than 20 years of experience in the racing industry. Eric’s reputation in the racing community and knowledge of the industry will be huge assets to Canterbury Park as we continue to improve our racing product.”

In June of 2011, Canterbury Park and the Shakopee Mdewakanton Sioux Community, owners and operators of Mystic Lake Casino Hotel, entered into a joint marketing and purse enhancement agreement that will add $75 million to horsemen purses over the 10-year life of the deal. Purses are now double what they were in 2011 and will increase again in 2014. For the first time since 1991, Canterbury’s 1,600 stalls were at capacity.

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“I am grateful to Churchill Downs Incorporated for the opportunity at the Fair Grounds,” Halstrom said. “It is a wonderful and historic racetrack with great horsemen and employees.”

Halstrom is a native of Bloomington, MN, alumnus of Minnesota State-Mankato, and graduate of the University of Arizona’s Racetrack Industry Program.

“I grew up in Minnesota and experienced my first horse race at Canterbury. I am excited to be returning home to work at a track that I deeply care for and that has such a bright future,” Halstrom said.

Canterbury Park will conclude its 69-day season Sept. 14.

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